Exhibit 10.1.2

SECOND AMENDMENT TO

PASSUR AEROSPACE, INC. 2019 STOCK INCENTIVE PLAN

This SECOND AMENDMENT (this “Amendment”) to the PASSUR Aerospace, Inc. 2019 Stock Incentive Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of PASSUR Aerospace, Inc., a New York corporation (the “Company”), effective as of August 16, 2021 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

WHEREAS, the Company has adopted and maintains the Plan;

WHEREAS, pursuant to Section 13 of the Plan, the Board has the authority to amend the Plan from time to time, subject only to certain limitations set forth therein; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to amend the Plan as set forth in this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.Section 2.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“Awards under the Plan may be in the form of (i) Stock Options; (ii) Stock Appreciation Rights; (iii) Restricted Stock; (iv) Restricted Stock Units; (v) Deferred Stock; and/or (vi) Bonus Stock (collectively, “Awards”).”

2.Section 8 (A) Restricted Stock Units is added as follows:

Section 8 (A) Restricted Stock Units

8(A).1 Subject to the following provisions, Restricted Stock Units awarded to Eligible Persons under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(a) The Restricted Stock Units Award shall specify the number of shares of Restricted Stock Units to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock Units and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock Units will vest.  The grant and/or the vesting of the Restricted Stock Units may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified Performance Objectives or upon such other criteria as the Committee may determine.

(b) Stock certificates representing Restricted Stock Units awarded to an Eligible Person shall be registered in the person’s name, but the Committee may direct that such certificates be held by the Company on behalf of the person.  Except as may be permitted by the Committee, no share of the Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered by the recipient until such Restricted Stock Unit award has vested in accordance with the terms of the Restricted Stock Unit Award.  At the time Restricted Stock Unit vests, a certificate for such vested shares shall be delivered to the recipient (or his or her designated beneficiary in the event of death), free of all restrictions.

(c) Restricted Stock Units shall be exercisable at such time or times and subject to such terms as shall be determined by the Committee.  The Committee may waive such exercise provisions or accelerate the exercisability of the Restricted Stock Units at any time in whole or in part.  Unless determined otherwise by the Committee, all Restricted Stock Units shall vest 33 1/3% on each of the first, second and third anniversaries of the grant.

(d) Restricted Stock Units shall be assigned a fair market value, upon vesting, based on the closing market price of the Company’s Stock on the date of the vesting.

(e) A grantee shall not have any rights to dividends nor other rights of a shareholder with respect to shares subject to a Restricted Stock Unit until actual shares of the Company’s Stock are issued upon the vesting of the Restricted Stock Units.

(f) Unless otherwise provided by the Committee, (i) Restricted Stock Units shall not be transferable by the grantee other than by will or by the laws of descent and distribution, and (ii) during the grantee’s lifetime, all Restricted Stock Units shall be exercisable only by the grantee or by his or her guardian or legal representative.

(g) Except as may be provided by the Committee, in the event of a recipient’s termination of employment or other service before all of his or her Restricted Stock Units have vested, or in the event any conditions related to the vesting of the Restricted Stock Units have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the Award, the Restricted Stock Units which have not vested shall be forfeited, and the Committee may provide that (i) any purchase price paid by the recipient shall be returned to the recipient or (ii) a cash payment equal to the Restricted Stock Units fair market value on the date of forfeiture, if lower, shall be paid to the recipient.

(h)  The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the recipient’s Restricted Stock Unit Award.

3.Section 14.1(b) is amended as follows:

“The restrictions and deferral limitations applicable to any outstanding Restricted Stock, Restricted Stock Units and Deferred Stock Awards under the Plan may lapse and such shares and Awards may be deemed fully vested.”

4. This Amendment shall be effective as of the Effective Date and is hereby incorporated in and forms a part of the Plan.

5.Except as expressly amended by this Amendment, all of the terms and conditions set forth in the Plan shall remain in full force and effect.

The undersigned hereby certifies that the foregoing Second Amendment to the PASSUR Aerospace, Inc. 2019 Stock Incentive Plan was duly adopted by the Board of Directors of PASSUR Aerospace, Inc. on August 16, 2021.

Dated: August 16, 2021

By:	/s/ Sean Doherty
Name: Sean Doherty
Title: Executive Vice President of
Finance and Administration